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Exhibit 10.1

EMPLOYMENT AGREEMENT

     This Employment Agreement is made as of the 27th day of April 2003, by and between Margaret A. Bellville, an individual (the “Executive”), and Charter Communications, Inc., a Delaware corporation (“Charter”), with reference to the following facts:

     Charter wishes to retain Executive to serve as Executive Vice President and Chief Operating Officer of Charter on the terms and conditions set forth herein;

     Executive desires to serve as Executive Vice President and Chief Operating Officer of Charter on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.	Interpretation.

1.1 Defined Terms.

               “Affiliate” shall mean with respect to any person or entity any other person or entity who controls, is controlled by or is under common control with such person or entity.

               “Allen” shall mean Paul G. Allen.

               “Board” shall mean the Board of Directors of Charter or a committee thereof.

               “Change of Control” means (a) a sale of more than 49.9% of the outstanding capital stock of Charter in a single or related series of transactions, except where Allen and his Affiliates retain effective voting control of Charter, the merger or consolidation of Charter with or into any other corporation or entity, other than a wholly-owned subsidiary of Charter, except where Allen and his Affiliates have effective voting control of the surviving entity, or any other transaction, or event, a result of which is that Allen holds less than 50.1% of the voting power of the surviving entity, except where Allen and his Affiliates retain effective voting control of Charter, or a sale of all or substantially all of the assets of Charter (other than to an entity majority-owned or controlled by Allen and his Affiliates); where, in any such case (b) Executive’s employment with Charter is terminated or her duties are materially diminished (it being understood that neither Charter’s failure to be a “public” company as such term is commonly understood nor her obligation, if any, to report to a senior officer of any acquiring company (which has an enterprise value of at least $15 billion) or its parent following any merger or similar transaction constitute a material diminution in Executive’s duties under this Agreement).

2.	Employment, Duties and Authority.

     Charter hereby agrees to employ the Executive, and the Executive agrees to be employed, as Executive Vice President and Chief Operating Officer of Charter. As Executive Vice President and Chief Operating Officer of Charter, the Executive shall report directly to the Chief Executive Officer of Charter, and, subject to the control and supervision of the Chief Executive Officer, shall have such duties and responsibilities as are typically performed by a chief operating officer and such other executive duties not inconsistent with the foregoing as may be assigned to the Executive from time to time. The Executive shall devote substantially all of her business time, attention, energies, best efforts and skills to the diligent performance of her duties hereunder. Notwithstanding the foregoing, it is understood that the Executive may expend a reasonable amount of time for personal, charitable, investment and other activities, so long as such activities shall not interfere in any material respect with the performance by the Executive of her duties and responsibilities hereunder. The Executive shall be based in Charter’s Denver, Colorado office and shall devote the bulk of her work time to Charter’s business as conducted throughout the United States. Executive shall relocate to Denver, Colorado, not later than January 1,2004. Executive acknowledges she shall have to travel to Charter’s various business locations on a regular basis as part of her responsibilities hereunder.

3.	Term.

     The term of this Agreement shall commence as of April 27,2003 and shall terminate on September 1,2007 (the “Initial Term”); provided, however, that the Initial Term shall be extended and this Agreement shall automatically be renewed for successive one-year periods (“Renewal Terms”) unless (i) this Agreement is terminated in accordance with the provisions of Section 7 hereof, or (ii) the Executive or Charter provides written notice to the other of such party’s desire not to extend this Agreement at least sixty (60) days prior to the expiration of the Initial Term, or any Renewal Term, as the case may be, of this Agreement.

4.	Compensation and Benefits.

     4.1     Cash Compensation.

               a.     Base Salary. During the Term of this Agreement, Charter shall pay the Executive an annual base salary at the rate of Six Hundred Twenty-Five Thousand Dollars ($625,000), or such higher rate as may from time to time be determined by the Board in its discretion, which shall be payable consistent with Charter’s payroll practices. Charter shall review Executive’s base salary at least annually but shall have no obligation to increase such salary as a result of such review. Should Charter adopt a general policy applicable to all of its executives providing for automatic inflation adjustments in base salary, Executive shall participate in such program.

               b.     Bonus. The Executive shall be eligible to receive an annual bonus in an amount to be determined by the Board. Executive’s target annual bonus shall equal 100% of her base salary for the period in question, 50% of which shall be based upon the Board’s assessment in its discretion, of the performance by the Executive of her duties as Executive Vice President and Chief Operating Officer during the applicable period; and

50% of which shall be determined based upon the formula applicable to Charter’s operating group (with such modifications, if any, as the Board deems appropriate to reflect Executive’s overall responsibility as chief operating officer) with respect to each year. With respect to 2003 only, Executive’s bonus payment shall not be less than $203,125. Executive’s bonus for the last year of her employment shall be pro rated for the portion of the year in which she is employed, with such bonus, if any, paid at the same time other executive bonuses are paid with respect to such year.

     4.2     Benefit Plans. The Executive shall be entitled to participate in any disability insurance, pension, or other benefit plan of Charter now existing or hereafter adopted for the benefit of employees, executives or senior executives (without duplication, however) of Charter generally.

     4.3      Vacation. The Executive shall be entitled to not less than one (1) month of compensated vacation in each fiscal year consistent with Charter’s policy, to be taken at times which do not unreasonably interfere with the performance of the Executive’s duties hereunder. Unused vacation time shall be treated in accordance with Charter’s policy.

     4.4     Expenses. The Executive shall be entitled to receive reimbursement for all reasonable out-of pocket expenses incurred by the Executive in the performance of her duties hereunder; provided, that, such expenses are incurred and accounted for in accordance with the policies and procedures established by Charter.

     4.5     Other Benefits.

               a.     Charter shall pay Executive a $600 monthly car allowance and shall pay all business expenses associated with the use of such car by the Executive;

               b.     When Executive relocates to Denver, Colorado, as contemplated herein, she shall receive relocation benefits consistent with Charter’s standard policies.

               c.     Charter shall reimburse Executive for up to Five Thousand Dollars ($5,000) in legal, tax and financial planning expenses per year.

               d.     Charter shall reimburse Executive for the periodic dues for Executive at one country club selected by Executive in either Denver or St. Louis, but Executive shall be responsible for any initiation fees or expenditures by Executive at the Club, other than expenditures such as green fees and meals incurred in connection with business entertainment consistent with prevailing Charter policies relative to reimbursement of such expenses.

5.	Options and Long Term Incentives.

     As a matter of separate inducement and agreement in connection with her employment hereunder, and not in lieu of any salary or other compensation, Executive shall be entitled to participate in stock option and other long term incentive grants in such amounts and on such terms and conditions as are set by the Board. With respect to the option and/or incentive grant that Charter makes to its executives in 2003, Executive’s recommended grant will not be less than any grantee other than the chief executive officer, except to the extent that grants to certain grantees take into account the fact that such grantees, unlike Executive, have options whose exercise prices are higher than the current trading price of Charter’s common stock. Executive acknowledges, however, that the actual size of her grant is made by the Board in its discretion and that its determination may be different from the recommended grant.

6.	Indemnification.

     Charter agrees to indemnity and hold harmless to the maximum extent permitted by law the Executive from and against any claims, damages, liabilities, losses, costs or expenses in connection with or arising out of the performance by the Executive of her duties as an officer of Charter or any of its subsidiaries or Affiliates.

7.	Termination. This Agreement may be terminated as follows:

     7.1     By the Executive for Good Reason. The Executive may terminate this Agreement for Good Reason (as defined below) upon thirty (30) days’ advance written notice to Charter. “Good Reason” shall exist if, without the Executive’s consent: (A) there is an assignment to the Executive of any duties materially inconsistent with, or which constitutes a material reduction of the Executive’s position, duties, responsibilities, status or authority with Charter (it being understood that Charter’s cessation as a “public” company shall not be a material reduction in the Executive’s position, duties, responsibilities, status or authority) and Charter shall not have rectified same within the later of (a) thirty (30) days of written notice from the Executive or (b) if Charter elects, within thirty (30) days after receipt of such written notice, to require that any alleged claim of Good Reason be submitted to binding arbitration, then ten days (10) days after any determination adverse to Charter to rectify such event (any such arbitration shall be held in Denver or St. Louis, at Charter’s option under the local arbitration rules of JAMS or other entity mutually agreed to and such arbitration decision shall be made no later than sixty (60) days after Charter’s election to require such arbitration); (B) the Executive is required to report, directly or indirectly to persons other than the Chief Executive Officer; (C) removal of the Executive from the position she holds pursuant hereto, except in connection with the termination of the Executive for Cause (as defined below); (D) a Change of Control; or (E) requiring Executive to change her principal place of business from the greater Denver, Colorado area (it being understood that required travel from such location shall not be a change in such place of business).

     7.2     By Charter for Cause. Charter may terminate this Agreement for Cause upon thirty (30) days’ advance written notice to the Executive. “Cause” shall mean (i) conviction of a felony offense or of a misdemeanor that involves dishonesty or moral turpitude; (ii) the refusal to comply with the lawful directives of the Chief Executive Officer or the Board, within ten (10) days after written notice of such directive from the Chief Executive Officer or the Board; (iii) conduct on the part of the Executive in the course of her employment which constitutes gross negligence or willful misconduct which conduct is not cured within ten (10) days after written notice thereof from the Chief Executive Officer or the Board; (iv) the Executive’s breach of her fiduciary duties to the Company; (v) the Executive’s death or her Disability (as defined in Charter’s 2001 Stock Incentive Plan); or (vi) the Executive’s possession or use of illegal drugs or excessive use of alcohol on

Company premises on work time or at a work related function (other than non-excessive use of alcohol served generally in connection with such function). Should Executive commit or be alleged to have committed a felony offense or a misdemeanor of the character specified in clause (i), Charter may suspend Executive with pay. If Executive is subsequently convicted with respect to the matters giving rise to the suspension, Executive shall immediately repay all compensation or other amounts paid her hereunder from the date of the suspension and any of the Executive Options or Shares which vested after the date of suspension shall forthwith be cancelled and if theretofore sold by Executive, the cash value thereof paid to Charter.

     7.3     Effect of Termination. In the event of the termination of this Agreement by Charter without Cause or by Executive For Good Reason, Charter shall pay to the Executive within thirty (30) days after such termination (unless the ground for such termination is being contested, in which case the payment shall be made within fifteen (15) days after resolution of such dispute) an amount equal to the aggregate base salary due the Executive during the remainder of the Term, or Renewal Term, as the case may be, and a full prorated bonus for the year in which termination occurs. Upon termination of this Agreement by Charter for Cause or by Executive without Good Reason, then the Executive shall cease to be entitled to receive any compensation or other payments with respect to periods after the date of such termination.

8.	Covenant Not to Compete; Confidentiality.

     8.1     Covenant Not to Compete. The Executive recognizes and acknowledges that Charter is placing its confidence and trust in the Executive. The Executive, therefore, covenants and agrees that as to clauses (a), (b), (c) and (e) hereof during the greater of: (x) one year, or (y) the balance of the Initial Term or any Renewal Term, as applicable (but no more than one year in the event of termination by the Company without Cause or by the Executive for “Good Reason”), Executive’s employment with Charter, and, solely as to clause (d), the specific time period provided in such clause, the Executive shall not, either directly or indirectly, without the prior written consent of the Board:

               a.     Engage in or carry on any business or in any way become associated with any business which is similar to or is in competition with the Business of Charter. As used in this Section 8, the term “Business of Charter” shall mean the business of owning or operating cable television systems and related businesses.

               b.     Solicit the business of any person or entity, on behalf of herself or any other person or entity, which is or has been at any time during the term of this Agreement a customer or supplier of Charter including, but not limited to, former or present customers or suppliers with whom the Executive has had personal contact during, or by reason of, his relationship with Charter.

               c.     Be or become an employee, agent, consultant, representative, director or officer of, or be otherwise in any manner associated with, any person, firm, corporation, association or other entity which is engaged in or is carrying on any business which is in competition with the Business of Charter;

               d.     For a period of thirty-six (36) months after termination of the Executive’s employment for any reason whether by Charter or Executive, solicit directly or indirectly for employment or employ (or directly or indirectly cause any entity in which the Executive has an interest or is employed by to solicit or employ), any person employed by Charter or any of its subsidiaries at the time of such termination; or

               e.     Be or become a shareholder, joint venturer, owner (in whole or in part), or partner, or be or become associated with or have any proprietary or financial interest in or of any firm, corporation, association or other entity which is engaged in or is carrying on any business which is similar to or in competition with the Business of Charter, provided, however, that nothing contained in this Section 8 shall prohibit the Executive from owning less than 2% of the shares of a publicly held corporation engaged in the Business of Charter.

                    The Executive hereby recognizes and acknowledges that the existing Business of Charter extends throughout the United States of America and therefore agrees that the covenants not to compete contained in this Section 8 shall be applicable nationally. In the event that a court of competent jurisdiction determines that the scope of the non-compete provisions set forth in this Section 8 are unenforceable in any respect, then these provisions shall be deemed to be modified as necessary so that the scope of the non-compete provisions contained herein are nonetheless as broad as possible and yet enforceable under applicable law in accordance with their terms.

     8.2     Confidentiality; Non-Disparagement. The Executive will not divulge, and will not permit or suffer the divulgence of, any confidential knowledge or confidential information with respect to the operations or finances of Charter or any of its Affiliates or with respect to confidential or secret customer lists, processes, machinery, plans, devices or products licensed, manufactured or sold, or services rendered, by Charter or any of its Affiliates other than in the regular course of business of Charter or as required by law; provided, however, that the Executive has no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the public otherwise than by disclosure by the Executive in breach of this Agreement. Executive will not directly or indirectly disparage or otherwise make adverse references to Charter or any of its officers, directors, employees or Affiliates at any time during or after his employment with Charter.

9.	Notices.

     Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be sufficiently given if delivered in person or transmitted by facsimile or similar means of recorded electronic communication to the relevant party as follows:

               a.     in the case of the Executive, to:

Margaret Bellville
In accordance with the Company’s
then current personnel records.

with a copy to:

Franklin, Weinrib, Rudell & Vassallo, P.C.
488 Madison Avenue
New York, NY 10022
Attn: Michael I. Rudell, Esq.
Telephone:	212 935 5500
Facsimile:	212 308 0642
E-mail:	mrudell@fwrv.com

               B.     in the case of Charter, to:

Charter Communications, Inc.
12405 Powerscourt Drive
St. Louis, MO 63101
Attn: Curtis S. Shaw
Senior Vice President,
General Counsel and Secretary
Telephone:	314-543-2308
Facsimile:	314-965-8793
E-mail:	cshaw@chartercom.com

                            with a copy to:

Irell & Manella LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, CA 90067
Attn: Alvin Segel
Telephone:	310-203-7069
Facsimile:	310-203-7199
E-mail:	asegel@irell.com

               Any such notice or other communication shall be deemed to have been given and received on the day on which it is delivered or telecopied (or, if such day is not a business day or if the notice or other communication is not telecopied during business hours, at the place of receipt, on the next following business day). Any party may change its address for the purposes of this Section by giving notice to the other parties in accordance with the foregoing.

10.     Assignability and Enforceability. This Agreement shall be binding on and enforceable by the parties and their respective successors and permitted assigns. No party may assign any of its rights or benefits under this Agreement to any person without the prior written consent of the other party.

11.     Consultation. The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory or stock exchange requirement, neither of them shall issue any such press release or make any such public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

12.     Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

13.     Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

14.     Currency. Unless otherwise indicated, all dollar amounts in this Agreement are expressed in United States dollars.

15.     Sections and Headings. The division of this Agreement into Sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Agreement.

16.     Number and Gender. In this Agreement, words importing the singular number only shall include the plural and vice versa and words importing gender shall include all genders.

17.     Entire Agreement. This Agreement and any agreements or documents referred to herein or executed contemporaneously herewith, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements (including without limitation the letter agreement of December 3, 2002, provided that the options granted pursuant thereto remain in full force and effect in accordance with their terms), understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

18.     Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

19.     Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall be construed as a waiver of any other provision nor shall any waiver constitute a continuing waiver unless otherwise expressly provided. No provision of this Agreement shall be deemed waived by a course of conduct unless such waiver is in writing signed by all parties and stating specifically that it was intended to modify this Agreement.

20.     Taxes; Withholding. All amounts payable hereunder shall be subject to all applicable withholding requirements under federal, state and local tax law

21.     Survival. The provisions of Sections 6, 8.1, 8.2, 11 and 12 shall survive the termination of this Agreement.

     IN WITNESS WHEREOF the parties have executed this Agreement.

CHARTER COMMUNICATIONS, INC.

By:	/s/ CARL E. VOGEL

Authorised Signatory

/s/ MARGARET A. BELLVILLE

MARGARET A. BELLVILLE